Exhibit 99.5

SUBSCRIPTION CUM OPTION AGREEMENT

Among

TECH MAHINDRA LIMITED

And

VENTURBAY CONSULTANTS PRIVATE LIMITED

And

TATA CAPITAL LIMITED

MUMBAI

April 16, 2009

SUBSCRIPTION CUM OPTION AGREEMENT

This Agreement (“Agreement”) executed on this the 16 th day of April, 2009 by and among:

(1)	Tech Mahindra Limited, a company incorporated under the Companies Act, 1956 and having its registered office at Gateway Building, Apollo Bunder, Mumbai – 400 001 and having its corporate office at Sharda Centre, Off Karve road, Erandwane, Pune – 411 004 (hereinafter referred to as “TM”, which expression shall, unless the context otherwise requires, include its successors and permitted assigns);

(2)	Venturbay Consultants Private Limited, a company incorporated under the Companies Act, 1956 and having its registered office at Sharda Centre, Off Karve Road, Erandawane, Pune 411004 (hereinafter referred to as the “Company” or “Borrower” or “Issuer”, which expression shall, unless the context otherwise requires, include its successors and permitted assigns); and

(3)	Tata Capital Limited, a company incorporated under the Companies Act, 1956 and having its registered office at One Forbes, Dr. V.B. Gandhi Marg, Fort, Mumbai 400001 (hereinafter referred to as “TCL”, which expression shall, unless the context otherwise requires, include its successors and assigns)

TM, TCL and the Company are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

A.	The Company is a private limited company incorporated in India to engage in the business of providing programming and software solution, IT, networking and consultancy services and is a 100% subsidiary of TM.

B.	For purposes of the Acquisition, TCL has, at the request of the Company, agreed to subscribe to the OCDs at par for an aggregate value of Rs 150,00,00,000 (Rupees One Hundred and Fifty crores only) on the terms, conditions and covenants contained in this Agreement.

C.	TCL has agreed to subscribe to the OCDs of the Company, on the condition that TCL be provided with a right to put the OCDs on TM.

D.	Accordingly, the Parties are desirous of entering into this Agreement on the terms and conditions hereinafter mentioned.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	The capitalised terms used in this Agreement, and not defined elsewhere in this Agreement, shall have the following meanings:

“Act” shall mean the Companies Act, 1956, as amended, modified or re-enacted from time to time;

“Acceptance Period” shall have the meaning assigned to it in Clause 11.2(c) hereof;

“Acceptance Notice” shall have the meaning assigned to it in Clause 11.2(c) hereof;

“Acquisition” shall mean the acquisition by the Company (being declared as the Highest Bidder) of upto 51% of share capital on fully diluted basis of the Target;

“Affiliate” shall mean (i) with respect to any Party that is a natural person, any other Person who is a relative of such a Person; (ii) with respect to any Party other than a natural person, any other Person that, either directly or indirectly, through one or more intermediate Persons, Controls, is Controlled by or is under the common Control with such Party;

“Applicable Interest Rate” shall mean the interest rate of 15% p.a. payable monthly in arrears;

“Applicable Law” shall, mean any statute, law, regulation, ordinance, rule, judgment, order, notifications, decree, by-law, Clearance, directive, guideline, policy, requirement, or other governmental restrictions or any similar form of decision of, or determination or any interpretation or administration having the force of law or any of the foregoing by, any court or any Government Authority having jurisdiction over the matter in question, whether in effect as of the date of this Agreement or thereafter;

“Articles of Association” or “Articles” shall mean the articles of association of the Company, as amended from time to time;

“Board of Directors” or “Board” shall mean the board of directors of the Company and shall include any directors on any committees of the Board constituted thereunder in accordance with the terms of this Agreement;

“Business Day” shall mean a day (excluding Saturdays, Sundays and public holidays) on which scheduled commercial banks are open for normal banking business in Mumbai, India;

“Call Consideration” shall mean a total cash consideration equal to an aggregate of:

(a)	principal amount of the Called OCDs;

(b)	interest on such Called OCDs, accrued until the Call Consideration Payment Date;

(c)	Liquidated Damages and Further Interest, if any; and

(d)	the Prepayment Premium;

“Call Consideration Payment Date” shall have the meaning assigned to it in Clause 8.3 hereof;

“Called OCDs” shall have the meaning assigned to it in Clause 8.1 hereof;

“Call Option Notice” shall have the meaning assigned to it in Clause 8.2 hereof;

“Clearance” shall mean any consent, license, approval, registration, permit, sanction or other authorization of any nature which is required to be granted by any Governmental Authority that is required to be obtained by the Company or TM, as the case may be, under Applicable Law in connection with its business;

“Closing” shall mean the completion, fulfillment and execution in entirety of the actions required to be completed on the Closing Date as provided for in Clause 5 hereof;

“Closing Date” shall have the meaning assigned to it in Clause 5.1 hereof;

“Conditions Precedent” shall have the meaning assigned to it in Clause 4.1.1 hereof;

“Conditions Satisfaction Notice” shall have the meaning assigned to it in Clause 4.3.1 hereof;

“Conditions Subsequent” shall have the meaning assigned to it in Clause 6.1 hereof;

“Control” (including with correlative meaning, the terms “Controlled by” and “under common Control” with) with respect to any Person shall mean (i) the ownership, either directly or indirectly, of more than fifty percent (50%) of the voting shares or comparable interests of such Person, and/or (ii) the power and ability to direct the management and policies of such Person whether through ownership of voting shares of such Person or by contract or otherwise, in any manner whatsoever;

“Conversion Date” shall mean the third anniversary of the Closing Date;

“Debt” shall mean the aggregate of (i) secured loans (ii) unsecured loans (iii) working capital loans

“Debt to EBIDTA” shall mean the ratio of Debt to EBIDTA;

“Default” shall mean any event, act, omission or condition which is or which amounts to non-compliance with any of the obligations under this Agreement or any other documents pertaining to the transaction contemplated under this Agreement and which with notice, lapse of time, or both, or the fulfillment of any other requirement provided for in this Agreement, would become an Event of Default;

“DSRA” shall mean Debt Service Reserve Account to be opened and maintained by the Company with a scheduled bank;

“DSR Amount” shall mean the amount equivalent to one month’s Interest payment to be maintained by the Company in the DSRA throughout the term of this Agreement;

“Debenture Certificate” shall mean a debenture certificate to be issued by the Company with respect to the OCDs;

“Deed of Adherence” shall mean the deed of adherence in the form contained in Schedule 3 hereto;

“Deed of Pledge of Shares” shall mean the Deed of Pledge of Shares dated April 16, 2009 entered into between TM, Company and the Debenture Trustee;

“EBITDA” shall mean profit before tax (PBT) plus depreciation plus amortization plus other non cash items plus interest including interest on working capital, for the last 4 quarters;

“Exercise Period” shall have the meaning assigned to it in Clause 11.4.3(b) hereof;

“Event of Default” shall have the meaning ascribed to it in Clause 13.1 hereof;

“Financial Year” shall mean the period commencing April 1 each year and ending on March 31 of the following year;

“Further Interest” shall have the meaning assigned to it in Clause 3.10 hereof;

“Governmental Authority” shall mean any government authority, statutory authority, government department, agency, commission, board, tribunal or court or other law, rule or regulation making entity having or purporting to have jurisdiction on behalf of the Republic of India or any state or other subdivision thereof or any municipality, district or other subdivision thereof;

“Highest Bidder” means the highest bidder as declared by the Board of Directors of the Target in terms of the bidding process initiated by the Target pursuant to the orders of the Company Law Board.

“TCL Put Option” shall have the meaning assigned to it in Clause 9.1 hereof;

“Indemnified Party” shall have the meaning assigned to it in Clause 16.1 hereof;

“Indemnifying Party” shall have the meaning as set out in Clause 16.1 hereof;

“Interest”, by reference to any time, shall mean interest on the outstanding principal amount(s) of the OCDs as of such time, payable by the Company to TCL, at the Applicable Interest Rate;

“Interest Expense” means, in relation to any relevant period, the aggregate amount of interest and any other finance charges (whether or not paid, payable or capitalised) accrued on a consolidated basis by the Company and/or TM in that relevant period in respect of Debt including:

(A)	the interest element of leasing and hire purchase payments;

(B)	commitment fees, commissions, arrangement fees, guarantee fees and agency or trustee fees;

(C)	amounts in the nature of interest payable in respect of any shares other than equity share capital; and

(D)	amounts paid under any derivative transaction entered into in connection with protection against or benefit from fluctuation in any interest rate,

adjusted (but without double counting) by deducting (x) the consolidated interest income and (y) any amounts received under any derivative transaction entered into in connection with protection against or benefit from fluctuation in any interest rate of the Company and/or TM in respect of that relevant period, as determined from the financial statements.

“Interest Payment Date” shall mean the 15th of each calendar month;

“Interest Rate” shall have the meaning ascribed to it in Clause 3.2 hereof;

“Last Date of Subscription” shall mean 31st May 2009;

“Liquidated Damages” shall have the meaning ascribed to it in Clause 3.10 hereof;

“Insolvency Event” shall mean any of the following events under which a Person:-

(i)	is adjudged insolvent;

(ii)	commences voluntary winding up or liquidation or any similar proceedings;

(iii)	is subjected to the appointment of a receiver, administrative receiver, official liquidator, including provisional liquidator, trustee, other encumbrance or similar officer over its business undertaking or corporate entity or a material part of its assets or business undertaking; or

(iv)	ceases to carry on business, or a distress or execution order of a judicial authority is levied or enforced against any of its assets, or is dissolved, or suffers any event analogous to any of the above under applicable law in any jurisdiction.

“Letter of Comfort” shall mean a Letter of Comfort to be issued by TM in favour of TCL in a form provided in Schedule 4;

“Material Adverse Effect” shall mean any event, condition, change, occurrence, fact or circumstance, whether domestic or international, which has a material adverse effect on (a) the Company and/or TM; (b) the ability of the Company and/or TM to observe and perform in a timely manner its obligation under this Agreement (c) conduct of the business or operations or condition (financial or otherwise) or (d) the legality, validity, binding nature or enforceability of this Agreement; and shall also mean and include any order, judgment, decree of any court/quasi-judicial authority passed in any litigation and/or award made in any arbitration, or any administrative, governmental, regulatory or other investigations, proceedings or disputes which could adversely and materially affect TCL’s rights or interests under this Agreement or which could materially and disproportionately impair or delay the ability of the Company or TM to perform their obligations hereunder.

“Memorandum of Confirmation of Pari Passu Agreement” shall mean Memorandum of Confirmation of Pari Passu Agreement dated April 16, 2009 entered into between TCL, Infrastructure Development Finance Company Limited and Debenture Trustee;

“OCDs” shall have the meaning assigned to it in Clause 2.1 hereof:

“OCD Consideration” shall have the meaning assigned to it in Clause 2.1 hereof;

“OCDs Redemption Date” shall mean the date that falls on the third anniversary of the Closing Date;

“Offered Notice” shall have the meaning assigned to it in Clause 11.4.3(a) hereof;

“Offered Securities” shall have the meaning assigned to it in Clause 11.4.3(a) hereof;

“Person” shall mean any natural person, limited or unlimited liability company, corporation, partnership firm (whether limited or unlimited), proprietorship firm, hindu undivided family, trust, union, association, government or any agency or political subdivision thereof;

“Put OCDs” shall have the meaning assigned to it in Clause 9.1 hereof;

“Put Consideration” shall mean a total cash consideration equal to an aggregate of:

(a)	principal amount of the Put OCDs;

(b)	interest on such Put OCDs, accrued until the Put Consideration Payment Date; and

(c)	Liquidated Damages and Further Interest, if any;

“Put Option Date(s)” shall have the meaning assigned to it in Clause 9.1 hereof;

“Put Option Notice” shall have the meaning assigned to it in Clause 9.2 hereof;

“Prepayment Premium” shall mean premium to be paid by the Company on premature redemption of the OCDs or by TM on exercise of TM Call Option, which premium shall be 0.25% of the prematurely redeemed OCDs or the Called OCDs, as the case may be.

“RBI” shall mean the Reserve Bank of India.

“ROFO Completion” shall have the meaning assigned to it in Clause 11.4.3 (d) hereof;

“ROFO Election Notice” shall have the meaning assigned to it in Clause 11.4.3 (b) hereof;

“ROFO Price” shall have the meaning assigned to it in Clause 11.4.3 (b) hereof;

“Sanction Letter” shall mean sanction letter bearing reference no SME/OCD/MUM/01dated 11th April 2009 issued by TCL to the Company and TM;

“Secured Obligations” shall mean (a) Company’s obligation to pay, repay, redeem or reimburse, as the case may be, the principal amounts of the OCDs, Interest, Liquidated Damages, Further Interest, Prepayment Premium, all costs, charges and expenses and other monies owing by, and all other present and future obligations and liabilities of the Company to TCL under this Agreement, all costs, charges and expenses including but not limited to the costs, legal expenses and costs of preserving the securities and/or enforcement thereof, incurred by TCL under any of security documents and (b) TM’s obligation to pay the Put Consideration to TCL, honour all its other obligations under this Agreement all costs, charges and expenses including but not limited to the costs, legal expenses and costs of preserving the securities and/or enforcement thereof, incurred by TCL under any of security documents;

“Securities” shall have the meaning assigned to it in Clause 11.4.3(a) hereof;

“Shares” shall mean equity shares of par value of Rs. 10 (Rupees Ten) each in the share capital of the Company;

“Shareholders” shall mean and refer to Persons who hold Shares and “Shareholder” shall refer to any one of them, as the context may require;

“Target” shall mean Satyam Computer Services Limited

“Taxes” shall mean any present or future tax, levy, impost, duty, stamp duties, charge, surcharge, service tax, fee, deduction or withholding in the nature of tax wherever imposed, levied, collected, withheld or assessed by any Government Authority pursuant to the Applicable Law;

“Transfer” shall mean, with respect to OCDs or Shares, to directly or indirectly (i) sell, assign, pledge, encumber, transfer, dispose of, or grant of an option with respect to, such OCDs or Shares or any interest in such OCDs or Shares; or (ii) enter into an agreement or commitment providing for the sale, pledge, encumbrance, transfer, disposal of, or grant of an option with respect to, such OCDs or Shares or any right or interest therein;

“TM Call Option” shall have the meaning assigned to it in Clause 8.1 hereof;

“TM Default” shall have the meaning assigned to it in Clause 9.5 hereof;

1.2	Interpretation

1.	Heading and bold typeface are only for convenience and shall be ignored for the purpose of interpretation;

2.	Unless the context of this Agreement otherwise requires;

(i)	Words using the singular or plural number also include the plural or singular number, respectively.

(ii)	Words of any gender are deemed to include the other gender.

(iii)	The term “Clause” and “Schedule” refers to the specified Clause and Schedule of this Agreement.

(iv)	Reference to any legislation or law or to any provision thereof shall include references to any such law as it may, after the date hereof, from time to time, be amended, supplemented or re-enacted, and any reference to statutory provision shall include any subordinate legislation made from time to time under that provision.

(v)	Reference to the word “include” shall be construed without limitation.

(vi)	The Schedule(s) hereto shall constitute an integral part of this Agreement.

3.	If the date on which any act or obligation specified in this Agreement to be performed falls on a day which is not a Business Day, then the date on which the act or obligation is to be effected or performed shall take place on the immediately preceding Business Day.

4.	All warranties, representations, indemnities, covenants, guarantees, stipulations, undertakings, agreements and obligations given or entered into by more than one Person under this Agreement are given or entered into severally unless otherwise specified.

2.	SUBSCRIPTION TO THE OCDs

2.1	Subject to the terms and conditions of this agreement and satisfaction of all the conditions (except those specifically waived in writing by TCL) set forth herein with respect to the Closing, on the Closing Date, the Company shall, issue and allot and TCL shall pay and subscribe to 150,00,000 ( One crore fifty lacs optionally convertible debentures of a face value of Rs. 100/ (Rupees Hundred) each (hereinafter collectively referred to as “the OCDs” and individually as an “OCD”), for an aggregate consideration of Rs. 150,00,00,000-(Rupees One Hundred and Fifty crores only) (“OCD Consideration”)

3.	TERMS AND CONDITIONS OF THE OCD’s

3.1	Terms of payment of subscription amounts

Subject to the terms of this Agreement, on the Closing Date, TCL shall transfer, by real time gross settlement (RTGS) system, the OCD Consideration to such account of the Company as may be specified by the Company in writing to TCL. It being understood that Interest in such case will accrue as from the date on which irrevocable transfer instructions are issued by TCL for transfer of OCD Consideration to the account of the Company.

3.2	Interest

The Company shall pay to TCL, interest on the principal amount/subscription amount of the OCDs outstanding from time to time, on the Interest Payment Dates, at the Applicable Interest Rate. The first such Interest payment shall be made on the first Interest Payment Date falling after the Closing Date.

3.3	Reset of rate of interest

The interest rate on the OCDs shall be a fixed rate and shall not be reset till the OCDs are redeemed or converted.

3.4	Last Date of Subscription

Unless otherwise agreed by the Company and TCL in writing, the Company’s right to call for the subscription amount from TCL towards subscription of OCDs shall cease on the Last Date of Subscription.

3.5	Up Front Fee

TM, on behalf of the Company, shall pay to TCL an upfront fee at the rate of 2.90% of the OCD Consideration plus the applicable service tax immediately following the execution of this Agreement.

3.6	Processing Fees

TCL acknowledges that TM, on behalf of the Company has paid to TCL a one time, non-refundable amount equal to 0.10% of the OCD Consideration plus the applicable service tax (“the Processing Fee”), on April 13, 2009.

3.7	Redemption/Repayment

The Company shall redeem/repay the principal amount of the OCDs together with payment of entire accrued Interest thereon and any Liquidated Damages and/or Further Interest, if any, due and payable on the OCDs Redemption Date.

Provided, however, that the Company shall not be obliged to redeem/repay the principal amount of the OCDs as above in the event that TCL exercises the Conversion Option in accordance with the provisions of Section 3.17 hereof.

3.8	Premature Redemption

Any premature redemption of OCDs shall be as set out in this Agreement by payment by the Borrower of Prepayment Premium together with payment of entire accrued Interest and any Liquidated Damages and/or Further Interest, if any, due and payable on the OCDs being redeemed prematurely.

3.9	Mandatory Redemption

Upon occurrence of TM Default, TCL, without prejudice to any of its other rights or remedies under this Agreement, shall have the option to require the Company to mandatorily redeem the outstanding amount of the OCDs together with payment of the entire accrued Interest thereon and any Liquidated Damages and/or Further Interest, if any, due and payable.

3.10	Liquidated Damages on defaulted amounts

In case of a default by the Company in payment of any principal amount of the OCDs, Interest thereon or any other monies (except any liquidated damages payable hereunder) becoming due under this Agreement, on their respective due dates, the Company shall pay to TCL on the defaulted amounts, liquidated damages at the rate of 2% per annum Rate computed from the respective due date until the date of actual payment (“the Liquidated Damages”). The Liquidated Damages shall be payable on demand and in the absence of any such demand on the next Interest Payment Date falling after the date of default. Arrears of the Liquidated Damages shall carry interest at the rate of 2% per annum (“Further Interest”) over and above the Applicable Interest Rate till the date of payment of the defaulted amounts.

3.11	Computation of interest and other charges

Interest and all other charges shall accrue from day to day and shall be computed on the basis of a year of 365 days irrespective of a leap year.

3.12	Interest tax, service tax, levies & duties

All rates of interest, fees and other payment to be made by the Company in terms of this Agreement are exclusive of interest tax, service tax and any other similar tax. Such service taxes, levies, duties, if applicable (excluding the income tax) shall be payable by the Company to TCL over and above the rates mentioned in this Agreement.

3.13	Due Date of payment

If the due date in respect of any payment to be made under this Agreement falls on a day other than the Business Day, the immediately preceding Business Day shall be the due date for such payment.

3.14	Place and Mode of payment by the Company

All monies payable by the Company or TM to TCL shall be payable at such office or place as may be specified by TCL in writing and by way of a cheque or bank draft drawn in favour of TCL on a scheduled bank at Mumbai or such other place as TCL may specify in writing, provided that the amounts payable may be realized by TCL, at par on or before the relative due date. It being understood that credit for any payments hereunder by the Company to TCL will be only upon realization or on the relevant due date, whichever is later.

3.15	Imposts, Costs and Charges and reimbursement of expenses

The Company or TM, as may be mutually agreed between them, shall bear all such imposts, duties and taxes (including interest and other taxes, if any) as may be levied from time to time by the Government Authority or other authority pertaining to or in respect of OCDs of this Agreement and such additional stamp duty, other duties, taxes, charges and other penalties if and when the Company or TM is required to pay according to the laws for the time being in force in the state in which its properties are situated or otherwise.

3.16	Appropriation of Payments

Unless otherwise agreed to by TCL in writing, any payments due and payable to TCL and made by the Company shall be appropriated towards such dues in the following order, viz.:-

(i)	Firstly, towards interest on costs, charges, expenses and other monies incurred by TCL in relation to OCDs;

(ii)	Secondly, towards costs, charges, expenses and other monies incurred by TCL under this Agreement or other documents;

(iii)	Thirdly, towards Liquidated Damages;

(iv)	Fourthly, towards Further Interest;

(v)	Fifthly, towards Interest

(vi)	Sixthly, towards Prepayment Premium, if any; and

(vii)	Lastly, towards redemption of the OCDs.

3.17	Conversion of OCDs into Shares

(I)

TCL shall have a right to convert the outstanding OCDs into Shares of the Company on the Conversion Date (“the Conversion Option”). The Conversion Option shall be exercised by TCL by issuing a written notice to the Company not less than 15 days prior to the Conversion Date. Upon exercise of the Conversion Option by TCL, the Company shall convert the OCDs into Shares and shall allot and issue to TCL fully paid Shares of the Company at a conversion ratio to be determined at a pre-money valuation decided by an Independent Valuer appointed jointly by the Company and TCL such that upon conversion of the OCDs into Shares, including conversion by any other investors/lenders of the Company, the total number of Shares of the Company issued and allotted upon conversion to TCL and all other investors in the Company (other than TM and its Affiliates) shall represent no more than 49% of the equity share capital of the Company immediately following such issuance and allotment.

Notwithstanding sub-clause (I) above, in the event of non-exercise of the Conversion Option by TCL, the OCDs shall be redeemed by the Company as per Clause 3.7 hereinabove.

(II)	In addition to the above, TCL acknowledges, that in terms of the ongoing bidding process in the Target , as the Highest Bidder, has agreed that for a period of three (3) years following the date hereof, there can be no change in Control in the Company, unless with the prior approval of the Company Law Board. Accordingly, TCL agrees to exercise any rights that it may have hereunder in such manner that will not, without the prior written approval of the Company Law Board, result in a change in Control in the Company.

3.18	Security for the OCDs and the payment of the Put Consideration by TM

(a)	The payment, repayment, redemption, reimbursement, as the case may be, of the Secured Obligations shall be secured by:

(i)	The pledge by TM of the Shares of the Company representing 49% of the equity share capital of the Company. The pledge created in favour of TCL shall be shared on pari passu for any borrowings of upto Rs. 1000 crore of the Company for the purposes of the Acquisition, including the OCDs.

(ii)	The Secured Obligations pertaining to Company shall be secured by a first charge by way of hypothecation over the DSRA.

3.19	Appointment of Debenture Trustee

At the request of the Company, IDBI Trusteeship Services Limited (“Debenture Trustee”) have agreed to act as the debenture trustee for the benefit of the holders of the OCDs. The Company agrees to, no later than Sixty (60) days following the date hereof, execute in a form reasonably acceptable to TCL, necessary agreements in this regard with the Debenture Trustee, including, without limitation, a debenture trust deed and a debenture trustee agreement.

4.	CONDITIONS PRECEDENT

4.1.1	The obligation of TCL to subscribe and pay for the OCDs is subject to the fulfillment of each of the following conditions precedent, in each case, to the reasonable satisfaction of TCL (“Conditions Precedent”):

(a)	corporate approvals from the boards of directors and shareholders (if required) of the Company shall have been received for the execution, delivery and performance by the Company of this Agreement for issuance of OCDs to TCL in accordance with the terms of this Agreement;

(b)	corporate approvals from the boards of directors and shareholders (if required) of TM shall have been received for the execution, delivery and performance by TM of this Agreement and creation of security in favour of TCL in accordance with the terms of this Agreement;

(c)	all other approvals and consents from third parties, including lenders of TM, if required in relation to the transactions contemplated herein shall have been received;

(d)	Issuer/TM satisfying TCL on Financial Closure for the acquisition of Target;

(e)	The Board of TM has approved TM’s equity investment in the Company and the Company has obtained all necessary corporate approvals for issuance of Shares to TM;

(f)	TM shall have pledged on a pari-passu basis in favour the Debenture Trustee, Shares constituting 49% of the issued and paid up share capital of the Company;

(g)	TM on behalf of the Company shall have paid to TCL the upfront fee of Rs. 47,980,500 i.e. 2.9% of the OCD Consideration plus the applicable service tax;

(h)	Company shall have opened the DSRA and the same shall have been funded with the DSR Amount;

(i)	TM shall have executed and furnished to TCL the Letter of Comfort;

(j)	No event shall have occurred which in the reasonable opinion of TCL may have a Material Adverse Effect; and

(k)	The Company shall have received a written confirmation from the Target of being declared as the Highest Bidder.

4.2	Waiver of Conditions Precedent

4.2.1	Unless waived by TCL in writing, the Closing is conditional upon the fulfillment of each of the Conditions Precedent. TCL may waive any or all of the Conditions Precedent either totally or for such period as it considers reasonable. Such waiver by TCL shall be in writing and may include a condition that the Condition Precedent so waived shall be treated as a Condition Subsequent to the Closing.

4.3	Proof of compliance with Conditions Precedent

4.3.1	Except for any waivers (or extensions granted in accordance with the terms hereof) that may be granted by TCL in writing, TM and the Company, as the case may be, shall, immediately upon the fulfillment of the Conditions Precedent required to be fulfilled by them, furnish to TCL, a certificate in the form as at Schedule 2 hereto, confirming the satisfaction of the Conditions Precedent (“Conditions Satisfaction Notice”). The Conditions Satisfaction Notice shall, where applicable, be accompanied by documentary proof evidencing the satisfaction of the Conditions Precedent, and where no such documentary proof is available, a certificate by an authorised signatory of such Party confirming that the relevant Condition Precedent has been satisfied.

5.	CLOSING MECHANISM

5.1	Closing

5.1.1

The closing (“Closing”) shall take place at Mumbai on April 16th, 2009, or a later date that is One (1) Business Day from the day that the last of the Conditions Precedent hereof have either been satisfied or waived in writing (and such date being the “Closing Date”); provided, that the date, time and place of the Closing may be changed to such other date, time and place as the Parties shall mutually agree in writing. All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered unless and until all documents and proceedings have been taken.

5.2	Closing Actions

5.2.1	On the Closing Date the following shall occur:-

(a)	TCL shall transfer, by way of RTGS, the OCDs Consideration to such bank account of the Company, as may be specified by the Company in writing;

(b)	The Company shall convene a meeting of its Board of Directors and at such meeting approve through its resolution the issuance and allotment of the OCDs to TCL, appointment of the Debenture Trustee and such further matters as may be necessary to implement the terms and conditions of this Agreement;

(c)	The Company shall issue and deliver to TCL, a letter of allotment substantially in a form attached hereto as Schedule 1; and

(d)	The Company shall make necessary entries in its register of debenture-holders to record TCL as a debenture-holder in respect of the OCDs.

5.2.2	Notwithstanding anything else contained herein, in the event that the Company does not complete the Acquisition within Ninety (90) Business Days following the Closing Date, then unless agreed otherwise between the Parties in writing, the Company shall redeem the OCDs and transfer the OCDs Consideration together with Interest due up to such date to such account of TCL as may be specified by TCL to the Company in writing.

6.	CONDITIONS SUBSEQUENT

6.1	Subject to Closing having occurred on the Closing Date, the following actions shall be undertaken (“Condition Subsequent”):

(a)	The Company shall at all times during the term of the OCDS maintain the DSR Amount in the DSRA and utilisation of the DSR Amount shall be made for the sole purpose of meeting any shortfall in payment of Interest on the Interest Payment Date;

(b)	Within Thirty Sixty (60) days from the Closing Date execute any and all agreements as described in Clause 3.19 and issue to TCL the Debenture Certificate;

(c)	Within Seven (7) Business Days from being allotted the shares by the Target, deliver a statement from its depository participant evidencing the allotment.

(d)	Within 4 (four) Business Days from the date of this Agreement TM shall complete equity investment to the Company by subscribing to Shares of the Company so as to ensure that the Company has adequate financial resources to complete the Acquisition, and the Company shall furnish to TCL a certificate by a Chartered Accountant evidencing completion of the said equity investment by TM;

(e)	The Company shall within Ninety (90) Days from the date hereof dematerialise their shares and shall pledge with the Debenture Trustee the dematerialised shares as may be required under this Agreement and the pledge agreement.

(f)	The Company shall submit to TCL valuation of the Target and bid rationale within a period of 90 days from the Closing Date;

(g)	Except for any due diligence reports and/or legal opinion provided by TM’s offshore legal counsel, TM shall provide access to TCL to the financial/legal due diligence reports of the Target and supportings for all the data submitted by the Company/TM for subscription to OCDs, within a period of 90 days from the Closing Date;

7.	UNDERTAKINGS

7.1	Undertakings of the Company:

The Company undertakes that:

a)	All legal and incidental expense including valuation/legal search/ROC search/stamp duty and out of Pocket Expenses in connection with the proposed credit facility will have to be borne by the Issuer.

b)	All the transactions with the associate/group concerns/if any will be genuine trade transactions and on commercial terms.

c)	Except the Acquisition, it shall not embark upon any expansion, diversification /restructuring /alliance/mergers/acquisitions in excess of Rupees Fifty Crores without prior permission in writing from TCL which consent shall not be unreasonably withheld.

d)	To notify Investor of impacts on its financial position/ performance periodically. The Issuer will keep us informed of any circumstances adversely affecting its financial position.

e)	To submit relevant QIS & other MIS Statement whenever required.

f)	the OCDs Consideration shall be utilised only for the purpose of the Acquisition;

g)	other than any charge, lien or encumbrance that may be created by the company for the amount not exceeding Rs 1000 Crs borrowed for the purposes of the Acquisition the Company shall not create any further charge on the assets on which such charge has been created in favour of TCL and other lenders pursuant to this provision without the prior approval of TCL.

h)	All future borrowings from TM shall be subordinate to the OCDs in case there are any outstanding Interest and principal dues;

i)	It shall not pay any consideration by way of commission, brokerage fees or in any other form to TM indirectly or indirectly;

j)	It shall allow TCL to inspect its books of account by any of TCL’s officials/consultants, as and when demanded by TCL, the cost of which shall be borne by the Issuer.

7.2	Undertakings of TM

TM undertakes that it shall not pledge its shareholding in the Company beyond 49% which is already pledged to TCL and other lenders for the Acquisition.

8.	TM CALL OPTION

8.1	At any time within a period of 3 (Three) years from the Closing Date, TM, either directly or through any subsidiaries, Affiliates, designees or nominees, shall have the right (“TM Call Option”) but not the obligation to purchase on one or more occasions (“the Call Option Date(s)”), all or any portion of the OCDs (being not less than 12.5% of the OCD Consideration at any time) held by TCL (“the Called OCDs”) for the Call Consideration and TCL shall be obliged to sell the Called OCDs for Call Consideration.

8.2	TM (or any subsidiaries, Affiliates, designees or nominees of TM, as the case may be) shall exercise the TM Call Option by serving a written notice, not less than 15 days prior to the Call Option Date, on TCL (“the Call Option Notice”).

8.3	Upon receipt of a Call Option Notice, TCL shall be obliged to and shall sell the Called OCDs to TM (or any subsidiaries, Affiliates, designees or nominees of TM, as the case may be), free of any and all liens, adverse claims and encumbrances, and TM (or any subsidiaries, Affiliates, designees or nominees of TM, as the case may be), shall be obliged to purchase the Called OCDs from TCL, in the following manner:

(a)	TM (or any subsidiaries, Affiliates, designees or nominees of TM, as the case may be) shall pay the Call Consideration to TCL on the Call Option Date (“the Call Consideration Payment Date”);

(b)	Simultaneously with the receipt of the Call Consideration, TCL shall deliver the Debenture Certificate in respect of the Called OCDs to TM (or any subsidiaries, Affiliates, designees or nominees of TM, as the case may be).

8.4	The Parties shall take all necessary action, including, but not limited to, execution of any and all documents in order to complete the sale of Called OCDs, and carrying out any filing and procedural requirements under Applicable Law in respect of the sale of Called OCDs to TM (or any subsidiaries, Affiliates, designees or nominees of TM, as the case may be).

9.	TCL PUT OPTION

9.1	Subject to the conditions set out in this Clause 9, TCL shall have the right (“the TCL Put Option”) but not the obligation to require TM (either directly or through any subsidiaries, Affiliates, designees or nominees) to purchase all or any portion of the OCDs held by TCL (“the Put OCDs”) as mentioned below on the Put Option Date(s) for a cash consideration equal to the Put Consideration and TM (either directly or through any subsidiaries, Affiliates, designees or nominees) shall be obliged to purchase the Put OCDS for the Put Consideration.

The TCL Put Option can be exercised by TCL by providing the Put Option Notice (as defined hereinafter) in the following manner:

(i)	on the date falling at the expiry of eighteen (18) months after the Closing Date in respect of 25% of the OCDs (“the First Put Option Date”);

(ii)	on the date falling at the expiry of six (6) months after the First Put Option Date in respect of 25% of the OCDs (“the Second Put Option Date”);

(iii)	on the date falling at the expiry of six (6) months after the Second Put Option Date in respect of 25% of the OCDs (“the Third Put Option Date”); and

(iv)	on the date falling at the expiry of six (6) months after the Third Put Option Date in respect of 25% of the OCDs (“the Final Put Option Date”).

Notwithstanding the above, TCL may, at any time following the Closing Date and upon the occurrence of any of the following events, put all or any portion of the OCDs then held by it to TM (“the Accelerated Put Option Date”):

(i)	If, by the end of One hundred eighty (180) days from the Closing Date, TM is not able to refinance any bridge loan availed by TM for funding the Acquisition;

(ii)	There has been a material default by TM of its obligations under the terms of any of the secured loans availed by TM for the Acquisition and such default has not been cured by TM within the cure period;

(iii)	If TM no longer Controls the Company;

(iv)	Occurrence of any of Event of Default;

(v)	If TCL discovers or becomes aware of any gross mis-representation in data submitted to TCL in relation to the Company/TM.

For purposes of this Agreement, the First Put Option Date, the Second Put Option Date, the Third Put Option Date, the Final Put Option Date or the Accelerated Put Option Date shall, in each case and in the context that they are being used be referred to as the “the Put Option Date”.

9.2	TCL shall exercise the TCL Put Option by serving a written notice not less than Fifteen (15) days prior to the respective Put Option Date on TM and the Company (“Put Option Notice”). The Put Option Notice shall contain details of the account for the payment and the number of Put OCDs.

9.3	Upon receipt of a Put Option Notice, TM (or any subsidiaries, Affiliates, designees or nominees of TM, as the case may be) shall be obliged to purchase from TCL and TCL shall be obliged to sell the Put OCDs to TM (or any subsidiaries, Affiliates, designees or nominees of TM, as the case may be) on the respective Put Option Date, free of any and all liens, adverse claims and encumbrances, in the following manner:

(a)	TM (or any subsidiaries, Affiliates, designees or nominees of TM, as the case may be) shall pay the Put Consideration to TCL on the respective Put Option Date in the manner set out in the Put Option Notice;

(b)	Simultaneously with the receipt of the Put Consideration, TCL shall deliver the Debenture Certificates in respect of the Put OCDs to TM (or any subsidiaries, Affiliates, designees or nominees of TM, as the case may be).

9.4	The Parties shall take all necessary action, including but not limited to execution of any and all documents in order to complete the sale of Put OCDs, and carrying out any filing and procedural requirements under Applicable Law in respect of the sale of Put OCDs to TM (or any subsidiaries, Affiliates, designees or nominees of TM, as the case may be).

9.5	In the event that upon exercise by TCL of the TCL Put Option, TM (either directly or through any subsidiaries, Affiliates, designees or nominees) fails to purchase the Put OCDs (“TM Default”), then TCL may, subject to the provisions of this Agreement, exercise any of the following rights:-

(a)	invoke the pledge in respect of all the Shares of the Company pledged by TM; or

(b)	Call for premature redemption of all the outstanding OCDs i.e. payment of the principal amount of the OCDs together with the accrued Interest thereon and any Liquidated Damages and/or Further Interest on arrears of Liquidated Damages, if any, due and payable.

In the event of TCL exercising its rights in (a) above, TCL shall, transfer, by way of a written instrument, such number of OCDs to TM, the principal amount for which, represents in the aggregate, the sale consideration received by the Debenture Trustee on transfer of such Shares.

9.6	TM agrees that its obligations hereunder are absolute, irrevocable and unconditional and confirms the due and prompt observance, performance and full discharge of its covenants, agreements, obligations and liabilities arising hereunder in accordance with and subject to the terms and conditions contained herein. TM further agrees that if the Company defaults in due and punctual performance of payment under the terms of this Agreement/, TM shall forthwith, upon receiving a notice from TCL perform, pay or cause to be performed/paid its obligations including payments due under the terms of this Agreement at its sole cost and expense.

10.	CONDITIONS APPLICABLE DURING CURRENCY OF THIS AGREEMENT

10.1	General Covenants

(A)	Affirmative Covenants:-

Until payment in full of all the amounts due and payable under this Agreement, the Company and TM shall, comply at all times with the following covenants:-

i)	Information Covenants

1.	The Company and TM shall deliver to TCL:-

(a)	as soon as available but in any event within 45 days after the end of each quarter date, unaudited financial statements of income, retained earnings and cash flow of the Company and TM for the quarterly period then ended;

(b)	as soon as available but in any event within 120 days after the end of each Financial Year, audited statements of income, retained earnings and cash flow of the Company and TM for such year and the related audited balance sheet as at the end of such year setting forth in each case in comparative form the corresponding figures for the preceding Financial Year.

2.	The Company and TM shall as soon as possible but not later than three (3) days inform TCL if it has notice of (1) any event which constitutes a Default or Event of Default, specifying the nature of such Default or Event of Default and any steps the Company and/or TM, as the case may be, has taken or proposes to take to remedy the same, (2) any application for winding up having been made or any statutory notice of winding up under the provisions of the Act, having been received, (3) any litigation or governmental proceeding pending or to the knowledge of the Company or TM threatened against the Target, Company or TM which could reasonably be expected to have a Material Adverse Effect; (4) any Insolvency Event with respect to the Company or TM.

ii)	Maintenance of Existence; Properties, Books and Records

(a)	The Borrower and TM shall keep proper books of record and accounts adequate to reflect truly, accurately and fairly the financial condition and results of their respective operations in which full, true and correct entries shall be made in conformity with the Applicable Law and generally accepted accounting principles in India.

(b)	The Company shall procure and keep valid all Clearances, and other rights, franchises, privileges and consents necessary for maintenance of its existence and the conduct of its affairs.

iii)	Taxes, Duties, Fees

The Company shall:

(a)	pay and discharge all Taxes imposed on it or on its income or profits or any of its property and shall file all returns relating thereto;

(b)	pay or arrange for payment of all duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration, or notarisation, or for the legality, or enforceability, of this Agreement or any other documents pertaining to the transaction contemplated herein.

iv)	Financial Covenants

During the term of this Agreement

(a)	The Company shall maintain an overall Debt to Equity ratio of not more than 0.75 times.

(b)	The Debt of TM including short term debt for working capital requirement and Debt in the Company shall not exceed 2 times the consolidated networth of TM and the Company

(c)	Debt to EBITDA ratio not to exceed 3.0 times during the tenure of the OCDs

(d)	Interest Coverage shall not be less than 2.5 times in Financial Year 2010 and 3.0 times thereafter during the tenure of the OCDs. “Interest Coverage” shall mean:

(Sum of profit after tax, depreciation, amortization, any non-cash item and Interest Expense) divided by Interest Expense.

(e)	Aggregate debt including short-term debt for working capital requirement and debt in the Company shall not exceed Rs. 3000 Crores

While submitting information under Cl. 10.1 A. (i) the Company shall also furnish to TCL a compliance certificate of the above.

(B)	Negative Covenants:

Without the prior written consent of TCL,

i)	Liquidation, Consolidation, Merger, Sale of Assets

The Company shall not:-

(a)	pass any resolution or otherwise take any steps for voluntary winding up or liquidation or dissolution;

(b)	enter into any scheme of arrangement or compromise with its creditors or shareholders;

(c)	convey, sell, lease or otherwise dispose of or mortgage or otherwise charge (or agree to do any of the foregoing at any future time) all or any of its assets, except for those assets required to be mortgaged/charged in favour of lenders funding the Acquisition or those conveyed, sold, leased or otherwise disposed of and/or those required to be done or carried out in the ordinary course of business including sale of equipment which is uneconomic, damaged or obsolete in the ordinary course of business.

(d)	make investments, advances or deposit amounts with any other concern;

(e)	Enter any borrowing agreement with any other bank/financial institution/company other than the for the purpose of the Acquisition. (excluding the existing banks and lenders);

(f)	Undertake guarantee or obligations on behalf of any other company;

ii)	Repayment/prepayment/redemption of any loans

For so long as the OCDs have not been redeemed together with any amount due and payable hereunder to TCL, the Company and TM shall not repay/prepay any loans taken by the Company or TM other than any commercial papers / bridge finance / short term debt / working capital finance availed by TM or the Company for day to day operations, which in the aggregate does not exceed Rupees Five Hundred Crores; provided, however, that this provision shall not apply to any refinancing, such that the quantum of the borrowing immediately following the refinancing does not exceed the refinanced amount.

iii)	Dividend

The Company shall not declare or make any dividend until redemption of OCDs or all amounts to be paid to TCL pursuant to this Agreement are paid in full to TCL.

11.	TRANSFER

11.1	Transfer of OCDs by TCL

Subject to Clause 11.2, and the other provisions of this Agreement, TCL shall be entitled to Transfer the OCDs or Shares held by it in the Company, to any Person. TCL shall cause all or any Person who acquire the OCDs to execute the Deed of Adherence.

11.2	Right of First Offer

a)	In the event TCL is desirous of selling the OCDs (“the Securities”) held by it, it shall first offer (“ROFO”) such Securities it proposes to sell (“the Offered Securities”) to TM by giving TM a notice thereof (“the Offer Notice”) which Offer Notice shall state the number of Offered Securities. Provided however the ROFO obligation shall not be applicable in the event of occurrence of any of the events specified in the “Events of Default” under Clause 13 hereof.

b)	Within 7 Business Days of receipt of an Offer Notice (“the Exercise Period”) TM shall by way of notice in writing indicate (“the ROFO Election Notice”) a price for each of the Offered Securities (“the ROFO Price”).

c)	Within 7 Business Days of the ROFO Election (“the Acceptance Period”) TCL shall have the right but not the obligation to accept in writing (“the Acceptance Notice”) the ROFO Price offered by TM or reject the same.

d)	Within 15 Business Days of receipt of the Acceptance Notice, TM shall purchase by itself and/ or through any third party (such party shall be designee of the TM for the purpose of this Agreement), based upon the Offer Notice and the Acceptance Notice, with no representations or warranties (other than TCL having clear and marketable title to the Offered Securities free and clear of all liens, adverse claims and encumbrances), all of the Offered Securities at an aggregate purchase price in cash equal to the product of the ROFO Price and the number of Offered Securities being purchased (“ROFO Completion”).

In the event,

1.	TM does not issue the ROFO Election Notice within the Exercise Period; or

2.	TCL has not issued the Acceptance Notice within the Acceptance Period; or

3.	TM has failed to effect the ROFO Completion within 15 Business Days of receipt of the Acceptance Notice.

TCL shall be entitled to pursue the sale of the Offered Securities with any third party within 60 days thereafter on such terms that are no less favourable then the ones offered to TM and at price not less than the ROFO Price. In the event TCL fails to Transfer the Offered Securities within Sixty (60) days, then TCL shall not Transfer the OCDs without first re-offering the OCDs to TM in accordance with Clause 11.2 hereof.

12.	DISCLOSURE OF INFORMATION

The Company and TM agree to disclosure by TCL of information and data relating to the Company, the OCDs, the obligations assumed or to be assumed by the Company in relation to the OCDs and to the extent of any default, if any, committed by the Company in discharge thereof to the Credit Information Bureau (India) Ltd (“CIBIL”) and RBI and accordingly:

(a)	agree and consent to the disclosure by TCL of all or any such information and data relating to the Company, the OCDs, and default, if any, committed by it in discharge of such obligations as TCL may deem appropriate and necessary to disclose and furnish to the CIBIL and any other agency authorised in this behalf by the RBI;

(b)	declare that the information and data furnished by it to TCL was true and correct as of the date such information and data was provided to TCL or, where such information and data relate to a specific date or period, on such date or in respect of such period;

(c)	undertake that CIBIL and any other agency so authorised may use and process the said information and data disclosed by TCL in the manner as deemed fit by them and furnish for consideration, the processed information and data or products thereof prepared by them, to banks/financial institutions and other credit grantors or registered users, as may be specified by the RBI in this behalf.

It being understood that TCL shall not, without the prior written consent of TM, disclose any information in respect of TM’s obligation hereunder to any third party.

13.	EVENTS OF DEFAULT

13.1	The following events shall constitute an “Event of Default” under the Agreement:

(a)	Default by the Company in redeeming the principal amount of the OCDs on the OCDs Redemption Date.

(b)	Default by the Company in payment of any installment of interest on the OCDs on any Interest Payment Date.

(c)	Default by the Company and/or TM in the performance or observance of any covenant, condition, warranties or provision contained in this Agreement and such default has continued for a period of seven (7) days after notice in writing thereof has been given to the Borrower by TCL.

(d)	If the Company and/or TM is unable to or admits in writing its inability to pay any material indebtedness as they mature or proceedings for taking it into liquidation have been commenced provided that no such proceedings shall constitute an Event of Default if the Company and/or TM can establish to the satisfaction of TCL that such proceedings relate to a frivolous or vexatious claim which is dealt with, disposed of, discharged or otherwise withdrawn to the satisfaction of TCL within ninety (90) days of the date of commencement of such proceedings.

(f)	Any indebtedness in excess of Rupees Fifty Crores of the Company and/or TM that becomes due prior to its stated maturity by reason of default of the terms thereof by the Company and/or TM or any such Indebtedness is not paid at its stated maturity;

(g)	Occurrence of Insolvency Event with respect to the Company and/or TM.

(l)	Any event has occurred which in the reasonable judgment of TCL is likely to have a Material Adverse Effect.

13.2	Consequences of Event of Default

If one or more Events of Default happen(s), TCL may in its sole discretion and upto the extent of realisation of the outstanding amount due hereunder, exercise one or more of the following rights:-

(a)	accelerate the redemption of all the OCDs, whereupon TCL may by a notice in writing to the Company, declare the principal amount of OCDs, all interest thereon and all other monies pertaining to OCDs to be payable forthwith;

(b)	the security interest created in terms of Clause 3.18 of this Agreement shall become enforceable;

(c)	exercise the TCL Put Option;

(d)	terminate the right of Company to make a call for payment of subscription amount with respect to the OCDs;

(e)	to pursue any other legal remedy or right provide under law.

13.3	Right to report to Reserve Bank of India (RBI)

In case of Default in payment of any dues to TCL, TCL shall have the right to disclose the name of the Company and its Directors to RBI and TCL and the RBI shall have an unqualified right to publish the Company’s name and its directors as defaulters in such manner and through such medium as TCL or RBI in their absolute discretion may think fit. The Company hereby gives its consent to TCL and/or RBI in this respect.

13.4	Waiver not to impair the Rights of TCL

No forbearance, indulgence or relaxation or inaction or delay in exercising or omission to exercise any right, power or remedy accruing to TCL upon any Default under the this Agreement shall impair any such right, power or remedy nor shall the same be construed to be a waiver or any acquiescence thereof, nor shall any action or inaction on the part of TCL in respect of any such Default affect or impair any right, power or remedy of TCL in respect of any other Default.

14.	REPRESENTATIONS AND WARRANTIES

14.1	Each of the Company and TM severally represents and warrants to TCL as follows:

14.1.1	Corporate Status

i.	It is a duly organised and validly existing company incorporated in India under the Act;

ii.	The Company is a private limited company and TM is a limited company;

iii.	It has power and authority to own its properties and assets and to transact the business in which it is engaged or proposes to be engaged and to do all things necessary or appropriate and to consummate the transactions contemplated by this Agreement.

14.1.2	Corporate Power and Authority

It has the corporate power to execute and deliver and to comply with provisions of this Agreement and that it has taken all necessary corporate action and Clearance to authorise the execution, delivery and performance by it of this Agreement as have been executed and delivered as of each date this representation and warranty is made or deemed made.

14.1.3	No Violation

Neither the execution and delivery of this Agreement and the other related documents to which it is a party as have been executed and delivered as of each date this representation and warranty is made or deemed made, nor it’s compliance with or performance of the terms and provisions hereof or thereof (i) will contravene, in any material respect, any provision of any Applicable Law or any order, writ, injunction or decree of any court or Government Authority, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, in each case in any material respect of, or constitute a material default under, any other documents or any other contract or instrument to which it is a party to by which it or any of its property is bound (iii) result in the creation or imposition of any security interest upon or in respect of any of the property or assets owned or may hereafter be acquired by it (iv) will violate any provisions of the Memorandum and Articles of Association.

14.1.4	Governmental Approvals

No Clearance is required to authorise, or is required in connection with (i) the execution, delivery and performance by it of this Agreement or any other related documents (ii) the legality, validity, binding effect or enforceability, hereof or thereof or (iii) the business, in each case, a lack of which Clearance would have a Material Adverse Effect.

14.1.5	Litigation

There are no actions, suits or proceedings pending or to the best of it’s knowledge, threatened against it or the business, including with respect to this Agreement or any other related documents or governmental, statutory or other approvals, Clearances, which could reasonably be expected to have a Material Adverse Effect.

14.1.6	Tax Returns and Payments

It has filed all Tax returns required by Applicable Law to be filed by it and has paid all taxes payable by it which have become due pursuant to such tax returns, save and except those not yet delinquent and/or contested in good faith and for which adequate reserves have been established or provisions made.

14.1.7	Compliance with Statutes

It is in compliance in all material respects with all Applicable Laws in respect of the conduct of its business and the ownership of its property. Each of this Agreement and other related documents executed is and those to be executed will, when executed be in proper legal form under the respective governing laws for the enforcement thereof.

14.1.8	Security Interest

As of the date of this Agreement, other than any security interest that may be created in favour of other holders of debenture, the Company does not have any outstanding security interest or obligation to create security interest, on its assets (existing or future) other than those contemplated under this Agreement.

14.1.9	Material Adverse Effect

As of the date hereof and to the best of their knowledge, there are no facts or circumstances, conditions or occurrences which could collectively or otherwise reasonably be expected to result in a Material Adverse Effect.

14.1.10	Title

TM has clear title in respect of the Shares held by it in the Company and such Shares are free from any encumbrances save and except provided in this Agreement.

14.2	The representations and warranties of the Parties under this Agreement shall survive until all the monies due and payable to TCL under this Agreement are paid in full to the satisfaction of TCL.

15.	INDEMNITY

15.1	The Company and TM (hereinafter referred to as the “Indemnifying Party”) agree to defend and to keep TCL (“Indemnified Party”) indemnified and saved harmless against all actions, suits, proceedings, claims, costs, damages, judgments, amounts paid in settlement and expenses, including without limitation attorney’s fees and disbursements, as may be incurred in connection with investigating, preparing to defend, defending or appeal against any such action, suit, proceeding, claim, inquiry or investigation which may be asserted against or incurred by the Indemnified Party, directly or indirectly by reason of (i) breach or non-observance of any of the terms and conditions of this Agreement by the Indemnifying Party or breach or non observance of any of the terms and conditions of transaction documents entered into between the Indemnifying Parties and their Affiliates; (ii) act of negligence or intentional misconduct by the Indemnifying Party; (iii) any representation and warranty by the Indemnifying Party being found to be misleading or untrue; and (iv) failure by the Indemnifying Party to fulfill respective obligations under any Applicable Law(s).

Subject to Clause 15.1 above the Indemnifying Party shall not be liable to the Indemnified Party for any indirect and/or consequential damages as well as loss of overheads or profits in any manner or form arising from this Agreement, irrespective of whether such liability may be based on contract, tort (including negligence) or otherwise.

15.2	The indemnification rights under this Agreement are independent of, and in addition to, such other rights and remedies which the Parties may have at law, in equity or otherwise, including the right to seek specific performance, rescission, restitution or other injunctive relief, and such rights and remedies shall not be affected or diminished hereby.

15.3	The indemnity obligations under this Clause shall survive any expiry or termination of this Agreement in so far as they pertain to any loss or claim resulting from acts or omissions during the term of this Agreement.

15.4	The indemnity obligations of the Company and TM shall be joint and several and TCL may, at its option, make claims under this Clause to the Company and TM either jointly or individually.

16.	MISCELLANEOUS

16.1	Service of Notice

(a)	Any notice, demand, communication or other request (“Notice”) to be given or made to any Party pursuant to this Agreement must be in writing and delivered in one or more of the following ways: (i) personally or by overnight courier, or (ii) by facsimile transmission, or (iii) by registered mail at such Party’s address specified below or at such other address as such Party shall from time to time have designated by at least fifteen (15) days’ prior written Notice to the Party giving such Notice.

For the Company,

Attention:	Mr. Milind Kulkarni

E mail:	kmilind@techmahindra.com

Facsimile:	+91-20-6601 8313

Address:	Sharada Centre, Erandwane, Pune 411 004.

For TM,

Attention:	Mr. Manoj Bhat

E mail:	bmanoj@techmahindra.com

Facsimile:	+91-20-6601 8313

Address:	Sharada Centre, Erandwane, Pune 411 004.

For TCL,

Attention:	Sarosh Amaria
4th Floor, DGP House,
Old Prabhadevi Road,
Mumbai -400025

Email:	samaria@tatacapital.com
Tel. No.	+91 22 66127116
Fax No.	+91 22 66127120

(b)	Any Notice that are addressed as provided in this Section 16.1(a) will (i) if delivered personally or by courier, be deemed given upon delivery (whether accepted or not); (ii) if delivered by fax transmission, be deemed given when electronically confirmed; and (iii) if sent by registered mail be deemed given three (3) days after the same has been sent.

16.2	Evidence of Debt

(a)	TCL shall maintain, in accordance with its usual practice, accounts evidencing the amounts from time to time disbursed by and owing to it under this Agreement.

(b)	In any legal action or proceedings out of or in connection with this Agreement and/or the other related the entries made in the accounts maintained pursuant to clause (a) above shall be prima facie evidence of the existence and amount of obligations of the Company and/or TM owed to TCL as therein recorded.

16.3	Benefit of this Agreement

This Agreement shall bind and inure to the benefit of the respective successors and assigns of the Parties hereto. Except as specifically permitted under this Agreement the Company and/or TM shall not assign, delegate or otherwise transfer all or any part of its rights or obligations under this Agreement without the prior written consent of TCL and any purported assignment made in violation of the provisions of this Agreement shall be void. TCL may without the consent of the Borrower, assign all or any part of its rights and benefits hereunder or transfer or novate all or part of its rights, benefits and obligations to any person.

16.4	Governing Law and Dispute Resolution

16.4.1	This Agreement shall be governed by the laws of India.

16.4.2	In the event of any claim, dispute or differences arising directly or indirectly out of this Agreement or otherwise, the Parties undertake to use all reasonable endeavours to resolve such disputes amicably. If disputes and differences cannot be settled amicably, then all disputes and differences arising between the Parties hereto in connection with this Agreement or the interpretation hereof or anything done or omitted to be done pursuant hereto or the performance or non-performance of this Agreement shall be referred to arbitration by a tribunal consisting of 3 (three) arbitrators. Each Party to the dispute shall appoint 1 (one) arbitrator and the two arbitrators so appointed shall appoint the third arbitrator who shall act as the presiding arbitrator. In case of a joint dispute, TM and the Company shall together appoint one arbitrator. In the event TM and/or TM fails to appoint their nominee arbitrator for any reason whatsoever within 30 (thirty) days from the date any dispute has been notified by TCL, TCL shall have the right to appoint arbitrator on behalf of TM and the Company. The seat of arbitration shall be at Mumbai and the arbitration shall be governed by the provisions of the Arbitration and Conciliation Act, 1996 or any statutory amendments thereof or any statute enacted for replacement therefore. The language of the arbitration proceedings shall be English. Expenses of the arbitration shall be borne in such manner as the arbitrator may determine. The award including interim award/s of the arbitration shall be final, conclusive and binding on all parties concerned. In absence of agreement between the Parties to the dispute, the arbitration tribunal may lay down from time to time the procedure to be followed by him in conducting arbitration proceedings and shall conduct the arbitration proceedings in such manner as he considers appropriate.

16.4.3	The parties irrevocably agree that the Courts at Mumbai in the State of Maharashtra shall have exclusive jurisdiction to decide any and all matters referred to the Courts of law under the Arbitration and Conciliation Act, 1996 or otherwise under law.

16.5	Counterparts

This Agreement shall be executed in three counterparts each of which shall be deemed to be original but shall together constitute one agreement only.

16.6	Provisions severable

Every provision contained in this Agreement shall be severable and distinct from every other such provision and if at any time any one or more of such provisions is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not be in any way affected or impaired thereby.

17.	EFFECTIVE DATE OF AGREEMENT

17.1	This Agreement shall become binding on the Parties hereto on and from the date first above written. It shall be in force till all the monies due and payable under this Agreement are fully paid off.

18.	Entire Agreement

For the purposes of construction and interpretation with respect to the rights and obligations of the Parties, this Agreement together with the Sanction Letter, Deed of Pledge of Shares and Memorandum of Confirmation of Pari Passu Agreement shall constitute the entire agreement and understanding between the Parties shall override any prior arrangement or understanding, whether written or oral. In case of any inconsistency between this Agreement and the Sanction Letter, this Agreement shall prevail.

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IN WITNESS WHEREOF, the Parties have entered into this Agreement the day and year first above written.

For Tech Mahindra Limited:

/s/ Ulhas N. Yargop
Name: Ulhas N. Yargop
Designation: Director

Date: April 16, 2009

For Venturbay Consultants Private Limited

/s/ Ulhas N. Yargop
Name: Ulhas N. Yargop
Designation: Director

Date: April 16, 2009

For Tata Capital Limited

/s/ Pradeep Bandivadekar
Name: Pradeep Bandivadekar
Designation: Authorized Official

Date: April 16, 2009